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Exhibit 23.8






CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Wang Laboratories, Inc. on form S-3 for the registration of 68,500 shares of common stock of our report dated December 24, 1997 on our audits of the consolidated financial statement of Olsy Africa (Proprietary) Limited as of September 30, 1997 and December 31, 1996, and for the nine month and one year periods, respectively then ended, which report appears in the Proxy Statement of Wang Laboratories, Inc., dated April 21, 1999. We also consent to the reference to us under the heading "Experts" in such registration statement.





PricewaterhouseCoopers Inc.
Johannesburg, South Africa

May 3, 1999